EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-134414), previously filed on May 24, 2006, of our report dated February 27, 2009 on the consolidated financial statements of Ecosphere Technologies, Inc. and Subsidiaries as of and for the years ended December 31, 2008 and 2007, which report is included in this Annual Report on Form 10-K of Ecosphere Technologies, Inc. for the years ended December 31, 2008 and 2007.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

March 23, 2009